CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 25, 2016, with respect to the financial statements and financial highlights of the Destra Dividend Total Return Fund, appearing in the September 30, 2016 Annual Report to Shareholders on Form N-CSR of Destra Investment Trust, which is incorporated by reference in this Registration Statement on Form N-14 for Direxion Funds (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the captions “Appendix C: Financial Highlights”, “Other service providers” and “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

January 6, 2017